Exhibit 10.3
[Date]

(1) Indivior PLC

(2) [Name]

DEED OF INDEMNITY

CONTENTS
CLAUSE    PAGE

2.    INDEMNITY    4
3.    EXCLUSIONS AND LIMITATIONS    4
4.    FUNDING OF DEFENCE COSTS    5
5.    NOTIFICATION AND CONDUCT OF CLAIMS    6
6.    NO DOUBLE RECOVERY    7
7.    TAX    8
8.    D&O INSURANCE    8
9.    SUBROGATION    9
10.    TERM    9
11.    ASSIGNMENT    9
12.    ENTIRE AGREEMENT    9
13.    SEVERANCE    10
14.    NOTICES    10
15.    VARIATION    11
16.    WAIVER    11
17.    COUNTERPARTS    11
18.    NO THIRD PARTY RIGHTS    12
19.    GOVERNING LAW    12
20.    JURISDICTION    12

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EUROPE-LEGAL-265430417/6 168111-0003

THIS DEED OF INDEMNITY is dated [Date]
PARTIES:
(1)Indivior PLC, a public limited company registered in England and Wales with company number 09237894 whose registered office is at 234 Bath Road, Slough, Berkshire, United Kingdom, SL1 4EE (the Company); and
(2)[Name and Address] (the Director).
RECITALS:
(A)The Director is a director of the Company.
(B)The Company’s Articles of Association contemplate that the Company may indemnify and insure the Company’s directors in relation to certain specific liabilities incurred by them in the performance of their duties as directors of the Company.
The Company has agreed to enter into this Deed with the Director.
It is agreed:
1.Interpretation
The following definitions and rules of interpretation apply in this Deed.
1.1Definitions:
Act means the Companies Act 2006;
Application for Relief means an application for relief made by the Director to the court under sections 661(3) or 661(4) or section 1157 of the Act;
Associated Company means a company or body corporate associated with the Company within the meaning of section 256 of the Act;
Board means the board of directors of the Company, acting as such;
Business Day means a day other than a Saturday, Sunday or public holiday in England, when banks in London are open for business;
D&O Insurance has the meaning given in clause 8.1;
Final in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the Act;
Indemnity has the meaning given in clause 2.1;
Indemnity Claim means any demand, claim, action or proceeding by the Director against the Company under the Indemnity;
Law means any statute, law, rule, regulation, guideline, ordinance, code or rule of law issued, administered or enforced by any governmental authority, and any judicial or administrative interpretation of any of these;

Loan Amounts has the meaning given in clause 4.1;
Losses means all liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages, penalties, fines, compensation and losses (including any direct, indirect or consequential losses and all interest, Taxes and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses);
Proceedings means any claims, actions or other proceedings, whether civil, criminal, administrative, regulatory or investigative;
Relevant Companies has the meaning given in clause 2.1;
Restricted Proceedings means: the proceedings referred to in clause 3.1(a)(iii)(A), (B) or (C) to the extent that they arise in connection with the Director having acted or purported to act as a director of the Company or of any other Relevant Companies;
Subsidiary has the meaning given in section 1159 of the Act;
Tax includes, without limitation, all taxes on gross or net income, profits and gains and all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any payroll taxes (including any national insurance or social security contributions and any apprenticeship levy); and
Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.
1.2Interpretation
In this Deed, unless the context requires otherwise:
(a)references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);
(b)references to a paragraph, clause or Schedule are to those of this Deed;
(c)headings do not affect its interpretation;
(d)the singular shall include the plural and vice versa, and references to one gender include all genders;
(e)references to any English law legal term or concept shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction; and
(f)any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as merely illustrative and shall not limit the sense of the words preceding those terms.
1.3Enactments

1.4Except as otherwise expressly provided in this Deed, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii).
2.Indemnity
2.1Subject to the terms of this Deed, the Company shall indemnify the Director in respect of all Losses arising out of or in connection with any Proceedings brought or threatened against the Director in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any Application for Relief, in connection with the Director’s acts or omissions while in the course of acting or purporting to act as a director of the Company or of any of its Subsidiaries or any other company in which the Company is, directly or indirectly, legally or beneficially interested and in respect of which the Director’s appointment as a director is related to the Director’s appointment as a director of the Company (in this Deed, any such companies are referred to together with the Company and its Subsidiaries as Relevant Companies) or which otherwise arises by virtue of the Director holding or having held such a position (the Indemnity).
2.2References in clause 2.1 to acts or omissions are to acts or omissions made or omitted to be made on or after the date of the Director’s appointment as a director of the Company, however:
(a)if a body corporate ceases to be a Relevant Company, the Company shall only be liable to indemnify the Director in respect of Losses in relation to that body corporate arising from acts or omissions before the date on which that body corporate ceased to be a Relevant Company; and
(b)the Director, as director of any body corporate which becomes a Relevant Company after the date of this Deed, shall be indemnified only in respect of Losses in relation to that body corporate arising from acts or omissions after the date on which that body corporate became a Relevant Company.
3.Exclusions and limitations
3.1The Indemnity shall not apply to:
(a)the extent prohibited by the Act or otherwise prohibited by law, including, for the avoidance of doubt:
(i)any Losses incurred by the Director to the Company or any Associated Company;
(ii)a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and
(iii)other than as provided in clause 4, any Losses incurred by the Director:

(A)in defending criminal proceedings;
(B)in defending civil proceedings brought by the Company or any Associated Company; or
(C)in connection with an Application for Relief;
(b)any Losses relating to any Tax payable by the Director in connection with their remuneration or other payments or benefits received from the Company or any other Relevant Companies (other than any payments made under this Deed); or
(c)the extent that the Director is entitled to recover from any other person (including under any policy of insurance) any amount in relation to a matter giving rise (or which may give rise) to an Indemnity Claim, unless such amount is contingent on the Director having first exhausted their rights to indemnification in respect of the relevant Losses under this Deed.
4.Funding of defence costs
4.1Subject to the terms of this Deed, the Company shall loan to the Director such amounts as are required for the Director to meet such legal and other reasonable costs of Restricted Proceedings as are incurred (or are to be incurred) by the Director, in accordance with any terms and conditions imposed by law, under the Articles of Association of the Company or under the Listing Rules of the United Kingdom Financial Conduct Authority from time to time or such other body as may be applicable (Loan Amounts).
4.2Any loan pursuant to clause 4.1 shall be on such terms as the Company, in its reasonable discretion, deems appropriate and desirable, provided always that the loan shall in any event be repaid as required by the Act.
4.3All Loan Amounts outstanding to a Director in respect of particular Restricted Proceedings shall be repaid by the Director if, in respect of those proceedings (as applicable):
(a)the Director is convicted;
(b)judgment is given against the Director; or
(c)the court refuses to grant the Director relief on the Application for Relief,
(d)and such outstanding Loan Amounts shall be repaid no later than the date when the conviction, judgment or the refusal of relief (as applicable) becomes Final.
4.4In respect of a Restricted Proceeding, in the event that:
(a)such Restricted Proceeding is:
(i)abandoned, withdrawn or discontinued;
(ii)settled;
(iii)a permanent stay is granted; or

(iv)a determination of the court is made and becomes Final; and
(b)none of the events referred to in clause 4.3(a) to (c) (as applicable) has occurred and become Final,
(c)the Indemnity shall thereafter apply with respect to all legal and other reasonable costs of such Restricted Proceeding as are incurred by the Director. Any liability of the Company to indemnify the Director shall be set-off against any liability of the Director to repay to the Company any Loan Amounts pursuant to this clause 4 and shall be subject to the exclusions and limitations contained in clause 3.
4.5The Company may deduct from any money due to the Director (including remuneration) in connection with their services to the Company or any Associated Company, any amount which the Director owes to the Company under this clause 4.
5.Notification and conduct of claims
5.1Where the Director becomes aware of any Proceedings giving rise to, or any circumstances which may reasonably be expected to give rise to, an Indemnity Claim, the Director shall:
(a)as soon as reasonably practicable, give written notice of the Proceedings or circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;
(b)take all reasonable action to mitigate any Loss suffered by the Director in respect of the Proceedings or circumstances;
(c)take all such action as the Company may reasonably request to avoid, dispute, resist, appeal or defend any claim and not make any admission of liability, agreement or compromise with any person in relation to any Proceedings without the prior written consent of the Company (such consent not to be unreasonably withheld);
(d)forward all documents received by the Director in respect of the Proceedings or circumstances to the Company as soon as reasonably practicable following receipt;
(e)assist the Company as it may reasonably require in resisting, defending or settling the Proceedings; and
(f)provide to the Company such information about the nature and amount of costs incurred by the Director in respect of the Proceedings or circumstances as the Company may reasonably request.
5.2Any obligation on the Company to make a payment to the Director pursuant to clause 2.1 or 4.1 is conditional upon the Director having made an application in writing to the Company supported by the production of documentation which, in the reasonable opinion of the Board, is satisfactory evidence that:

(a)the relevant Loss has been, or is to be, suffered or incurred by the Director and of the date(s) on which it was, or is to be, suffered or incurred and that it falls within the scope of clause 2.1 or 4.1 (as applicable); and
(b)any legal costs and expenses which are to be reimbursed were properly incurred and are reasonable in amount.
5.3If the Board is satisfied that the conditions set out in clause 5.2 have been fulfilled, it shall:
(a)in respect of a payment pursuant to clause 2.1, make a payment to the Director within 14 days; and
(b)in respect of a loan pursuant to clause 4.1, lend such Loan Amounts to the Director within 14 days;
(c)in each case, of the receipt of the evidence referred to in clause 5.
5.4Notwithstanding the provisions of clause 5.1 and 5.2, the Director shall not be required to provide any documents or information to the Company where doing so would result in a loss of privilege in such documents or information or where the Director is legally or contractually prevented from providing such documents or information.
5.5The Company or another Relevant Company (as the case may be) will be entitled to take over, negotiate and conduct in the Director’s name the defence or settlement of any Proceedings giving rise to, or that may reasonably be expected to give rise to, an Indemnity Claim (or to prosecute in the Director’s name for its own benefit any such Proceedings).
5.6If the Company or another Relevant Company exercises its rights under clause 5.5, the Company shall:
(a)consult with the Director in relation to the conduct of the relevant Proceedings on aspects of the Proceedings materially relevant to the Director and keep the Director reasonably informed of material developments in the Proceedings, provided that the Company or other Relevant Company shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or other Relevant Company’s ability to claim in respect of the relevant loss under any applicable policy of insurance;
(b)consult with the Director as to his/her reasonable requests related to the Proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Director’s reputation; and
(c)have full discretion in the conduct or settlement of the Proceedings provided the Director is not required to make any contribution to the settlement and the settlement contains no admission of liability by the Director.

5.7Any failure by the Director to comply with the provisions of this clause 5 shall not relieve the Company of any obligations under this Deed except to the extent that the Company is materially prejudiced by such failure.
6.No double recovery
6.1The Director shall not be entitled to recover under this Deed more than once in respect of the same Loss.
6.2In the event that a payment is made to the Director under this Deed in respect of a particular Loss, the Company shall be entitled to recover from the Director an amount equal to any payment received by the Director under any policy of insurance or from any other third party source (net of reasonable costs of recovery and any Tax thereon) to the extent that such net payment relates to the Loss, or if the net payment received by the Director is greater than the payment made under this Deed (less Tax thereon), a sum equal to the payment made under this Deed (less Tax thereon). The Director shall pay over such sum promptly on the Company’s request.
7.Tax
7.1Where any amount payable under this Deed is subject to Tax (whether in the hands of the Director or by way of withholding or deduction from such payment), the Company shall increase the amount paid to the Director to such amount as shall, after the payment of any Tax thereon, leave the Director with sufficient funds to meet any Losses to which this Deed applies. When calculating the amount of any such Tax the amount of any Tax deductions, credits or reliefs which are or may be available to the Director in respect of the relevant payment under this Deed received by the Director or any payment made by the Director to a third party in respect of (or in or towards the discharge of) the relevant Loss (but no other deductions, credits, reliefs or payments) is to be taken into account. In the event that any amount is paid to the Director under this Deed but a Tax deduction, credit or relief is (or becomes) available to the Director in respect of the relevant payment under this Deed, or in respect of any payment made by the Director to a third party in respect of (or in or towards the discharge of) the relevant Loss, which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, the Director shall promptly make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.
8.D&O Insurance
8.1The Company irrevocably undertakes to purchase and maintain directors’ and officers’ liability insurance (D&O Insurance) to insure the Director as a director of the Company (and any other Relevant Companies) during the period of the Director’s appointment and for a period of six years thereafter, and such insurance shall include a level of cover which is customary in the market for companies with similar characteristics to the Company, taking into account in particular the stock exchanges on which the Company’s securities are listed from time to time, to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.
8.2The Company shall not be in breach of its obligations under this clause 8 where its inability to purchase and maintain D&O Insurance to insure the Director is attributable to a failure by the Director to comply with the Director’s obligations to the insurers or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Director.
8.3The Company shall ensure that the Director is provided at all times with a copy, or a summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the Director.
8.4In the event that the Director shall have a right to make a claim under the provisions of clause 2.1 and clause 8.1, the Director shall claim first under the provisions of clause 2.1. To the extent that the Director is not adequately protected under the provisions of clause 2.1, then the Director shall be entitled subsequently to bring a claim under clause 8.1. subject to the exclusions and limitations contained in clause 3, and clause 5 shall be applied with such changes as are appropriate.
8.5Nothing in this Deed modifies or limits any obligation on the Director under the terms of any applicable D&O Insurance maintained by the Company from time to time. Furthermore, the terms of this Deed shall not negate any obligation that the Director might have to assist the Company in complying with any obligations it may have under the terms of the D&O Insurance and the Director shall not take, or fail to take, any action which may prejudice the ability of the Company to recover under any D&O Insurance.
9.Subrogation
9.1In the event that the Company makes any payment to the Director under this Deed, the Company shall be subrogated to the extent of such payment to all of the Director’s rights of recovery against third parties (including any claim under any applicable D&O Insurance) in respect of the payment. The Director shall provide all such information, documentation and assistance as the Company may reasonably request in connection with the exercise of its rights of subrogation.
10.Term
10.1This Deed shall remain in force until such time as any relevant limitation periods for bringing Proceedings against the Director have expired, or (if longer) for so long as the Director remains liable for any Losses, notwithstanding that the Director may have ceased to be a director of the Company or any other Relevant Companies.
11.Assignment
11.1Subject to clause 11.2, the Company may assign, transfer, charge, subcontract, delegate or otherwise deal with any of its rights or obligations under this Deed.
11.2If the Company assigns, transfers, charges, subcontracts, delegates or otherwise deals with any of its rights or obligations under this Deed, then:

(a)the Director shall have no greater liability under this Deed than it would otherwise have had;
(b)the Company shall notify the Director as soon as practicable after the assignment, transfer, charge, dealing, delegation or sub-contracting, together with full particulars of the assignee, transferee, charge, delegatee or sub-contractor;
(c)the Director shall, on request from the Company, execute any agreement or other instrument (including any supplement or amendment to this Deed) that may be required to give effect to or perfect the assignment, transfer, charge, delegation, dealing or sub-contracting; and
(d)any sub-contracting shall not relieve the Director from liability to perform the sub-contracted obligation.
11.3The Director may not assign, transfer, charge, delegate, subcontract or otherwise deal with any of its rights or obligations under this Deed.
12.Entire agreement
12.1This Deed sets out the whole agreement between the parties in respect of the subject matter of this Deed and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to its subject matter.
12.2It is agreed that:
(a)no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other party in relation to the subject matter of this Deed that is not expressly set out in this Deed;
(b)any terms or conditions implied by Law in any jurisdiction in relation to the subject matter of this Deed are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;
(c)the only right or remedy of a party in relation to any provision of this Deed shall be for breach of this Deed; and
(d)except for any liability in respect of a breach of this Deed, neither party shall owe any duty of care or have any liability in tort or otherwise to the other party in relation to the subject matter of this Deed.
12.3Nothing in this clause 12 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.
13.Severance
13.1Each of the provisions of this Deed is severable. If and to the extent that any provision of this Deed:

(a)is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but
(b)would be valid, binding and enforceable if some part of the provision were deleted or amended,
(c)then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Deed, nor the validity or enforceability of that provision under the Law of any other jurisdiction, shall in any way be affected or impaired as a result of this clause 13.1.
13.2The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Deed is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.
14.Notices
14.1Any notice to be given by one party to the other party in connection with this Deed shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognised courier company.
14.2A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
14.3The addresses and email addresses of the parties for the purpose of clause 14.1 are:

Company
For the attention of: Alice Givens, Company Secretary	Address: 234 Bath Road, Slough, Berkshire, United Kingdom, SL1 4EE	Email: alice.givens@indivior.com
Director
For the attention of: [Name]	Address: [Address]	Email: [Email]
14.4Each party shall notify the other party in writing of a change to its details in clause 14.3 from time to time.

15.Variation
15.1No variation of this Deed shall be effective unless it is in writing and signed by or on behalf of the parties.
15.2If this Deed is varied:
(a)the variation shall not constitute a general waiver of any provisions of this Deed;
(b)the variation shall not affect any rights, obligations or liabilities under this Deed that have already accrued up to the date of variation; and
(c)the rights and obligations of the parties under this Deed shall remain in force, except as, and only to the extent that, they are varied.
16.Waiver
16.1No failure to exercise, or delay in exercising, any right under this Deed or provided by Law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this Deed or provided by Law shall not preclude any further exercise of it.
17.Counterparts
17.1This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment shall be an effective mode of delivery.
18.No third party rights
18.1A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
19.Governing law
19.1This Deed and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English law.
20.Jurisdiction
20.1The English courts shall have exclusive jurisdiction in relation to all disputes arising between the parties out of or in connection with this Deed. For these purposes, each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of that jurisdiction.

IN WITNESS whereof this DEED has been executed the day and year first above written.
EXECUTED as a DEED by INDIVIOR PLC acting by two directors/a director and the secretary:
Signature:
[Signature]
Name:     [Name]
Signature:
[Signature]
Name:     [Name]
SIGNED as a DEED and DELIVERED by [Name] in the presence of:
Signature:
Name:

Witness
Signature:
Name:
Address: